EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (Nos. 333-271088, 333-264233, and 333-257384) on Form S-8 of our reports dated March 19, 2026, with respect to the consolidated financial statements of Sprinklr, Inc. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
New York, NY
March 19, 2026